Michael T. Cowhig
Chairman of the Board

October 1, 2012

Mr. Michael B. Polk

Dear Mike,

Please allow this to serve as an amendment to your employment offer dated June 9, 2011 (the "Employment Offer"). Section 11 of the Employment Offer shall be deleted in its entirety and replaced with the following language:

> 11. **Personal Use of Corporate Aircraft:** You will be entitled to personal use of the Company's aircraft, though such amount may not exceed $165,000 in any calendar year (based on the Company's average hourly cost of operating the aircraft). Any use in excess of $165,000 in a calendar year will result in your short term incentive plan payout for the same year being reduced by such excess amount as reimbursement to the Company. To the extent the excess amount is greater than your short term incentive plan payout, you shall be obligated to reimburse the Company for such.

All other terms set forth in the Employment Offer shall remain in full force and effect.

Please sign where indicated below to indicate your acknowledgment and acceptance of the terms of this amendment and return a copy to me at your earliest convenience.

Sincerely,

/s/Michael T. Cowhig
Michael T. Cowhig
Chairman of the Board

cc: Jim Sweet

Agreed and Acknowledged:

/s/ Michael B. Polk
Michael B. Polk